PHARMACEUTICAL ROYALTY AGREEMENT

This Pharmaceutical Royalty Agreement dated as of December 17, 2020 (the “Royalty Agreement”) is made by and between Neuropathix, Inc., (“NPTX”) a Delaware corporation, having its principal place of business at 3805 Old Easton Road, Doylestown, PA 18902; and Fox Chase Chemical Diversity Center, Inc. (“FOX”) located at the PBC at 3805 Old Easton Road, Doylestown, PA 18902; and Advanced Neural Dynamics, Inc. (“AND”) located at the Pennsylvania Biotechnology Center (“PBC”) at 3805 Old Easton Road, Doylestown, PA 18902, collectively (the “INVENTORS”)

Introduction

INVENTORS have developed and owns patent rights to certain Drug Technology (as defined below). Pursuant to the signed Intellectual Property Rights Purchase and Transfer Agreement (the “IP Purchase Agreement”) dated on November 30, 2020 between INVENTORS and NPTX, NPTX is acquiring the INVENTORS’ ownership of certain technology described in the IP Purchase Agreement – Exhibit A – Schedule of Assets. Such acquisition of the technology and patent rights from INVENTORS also includes the right to develop, market, make, use, and sell certain drug formulations which are applied to humans through the use of the Drug Technology. As part of the acquisition of the INVENTORS’ Technology, NPTX agrees to the mutual covenants and promises contained in this Royalty Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NPTX and INVENTORS agree as follows:

I.        Definitions

As used in this Royalty Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

I.1       “Confidential Information” means all materials, trade secrets, or other information, including, without limitation, proprietary information and materials (whether or not patentable) regarding a Party’s technology, products, business information, or objectives, which is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, trade secret, or other information is disclosed by the disclosing Party to the other Party. Notwithstanding the foregoing to the contrary, materials, trade secrets, or other information which is orally or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp, or legend, shall constitute Confidential Information if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, trade secrets, or other information and referencing the place and date of such oral, visual, or written disclosure and the names of the persons to whom such disclosure was made.

I.2.        “Drug Technology” means any technology owned and assignable by INVENTORS which relates to pharmaceutical compositions described in Exhibit A of the IP Purchase Agreement.

I.3.        “INVENTORS’ Patent Rights” means all patents and patent applications (which for all purposes of this Royalty Agreement shall be deemed to include certificates of invention, applications for certificates of invention, and utility models) throughout the world, covering or relating to the Drug Technology, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, or continuations-in-part, which INVENTORS own or control, and under which INVENTORS have the right to grant sublicenses to NPTX, as of the date of this Royalty Agreement and thereafter including, but not limited to, the assets to be purchased (“Assets To Be Purchased”), as described in the Binding Letter of Intent – Terms and Conditions dated, November 17, 2020 and listed on Exhibit A – Schedule of Assets in the IP Purchase Agreement dated November 30, 2020. All current patents and patent applications in the INVENTORS’ Patent Rights are also listed in Schedule A hereto.

I.4.        “INVENTORS’ Technology Rights” means all technical information owned or possessed by INVENTORS as of the date of this Royalty Agreement and thereafter, whether patentable or otherwise, relating to the Drug Technology, which information is necessary or useful for NPTX and its sublicensees to develop, manufacture, use, and/or sell Manufactured Products hereunder.

I.5.        “Field” means the human use of the Manufactured Products in pharmaceutical preparations, including but not limited to per os (oral tablets or capsules), intravenous, topical skin, intranasal cavaties, anal suppositories, or subcutaneous implants.

I.6.        “Manufactured Products” means a product which, or the manufacture, use, or sale of which, is covered by a Valid Claim of any of the INVENTORS’ Patent Rights in the country where the product is manufactured, used or sold and/or embodies any INVENTORS’ Technology Rights.

I.7.        “Net Sales” shall mean the gross amount actually received by NPTX on sales of Manufactured Products, less: (a) credits or allowances, if any, actually granted; (b) discounts actually allowed; (c) freight, postage, and insurance charges and additional special packaging charges; (d) customs duties, and excises, sales, taxes, duties or other taxed imposed upon and paid with respect to such sales (excluding what is commonly known as income taxes); and (e) any royalties fees, credits and/or discounts payable to the United States Government through the National Institutes of Health (“NIH”) in accordance with Paragraph 5(C) of the IP Purchase Agreement. In the case of any Manufactured Products supplied to NPTX by INVENTORS, “Net Sales” shall mean the amount as defined in the preceding sentence, less the amount paid by NPTX to INVENTORS for INVENTORS’ to supply the Manufactured Products.

I.8.        “Party” means NPTX or INVENTORS; “Parties” means NPTX and INVENTORS.

I.9.        “Valid Claim” means a claim of any unexpired United States or foreign patent or patent application which shall not have been withdrawn, canceled, or disclaimed, nor held invalid by a court of competent jurisdiction in an unappealed or unappealable decision.

II. Assignment

II.1. Assignment.

Subject to the fulfillment of the terms and conditions contained in the corresponding IP Purchase Agreement, INVENTORS irrevocably sell, transfer and assign to NPTX all of the INVENTORS’ Patent Rights and INVENTORS’ Technology Rights, including the right to sublicense any or all of such rights, to make, have made, use, have used, sell, and have sold the Drug Technology in the Field.

To the extent that any invention included within Exhibit A has been funded in whole or in part by the United States government through the National Institutes of Health (“NIH”), the United States government retains certain rights in such invention as set forth in 35 U.S.C. §200-212 and all regulations promulgated thereunder, as amended, and any successor statutes and regulations.  NPTX acknowledges and shall comply with these regulations, including the obligation that commercial products derived thereof used or sold in the United States be manufactured substantially in the United States.  Nothing contained in this Agreement obligates or shall obligate AND or FOX to take any action that would conflict in any respect with its past, current or future obligations to the United States Government.

II.2. Assistance.

INVENTORS shall provide NPTX with all information related to the INVENTORS’ Patent Rights and INVENTORS’ Technology Rights as may be known or possessed by INVENTORS and as may be reasonably necessary for NPTX to exploit the licenses granted in Section II.1., including any materials related to the acquisition of any government approvals for the Manufactured Products.

INVENTORS shall provide NPTX with reasonable technical assistance in connection with such transfer of the information related to the INVENTORS’ Patent Rights and INVENTORS’ Technology Rights.

III. Royalties; Sublicense Fees; Reversion Rights and Milestone Payments

III.1. Royalties.

(a)               NPTX shall pay to each FOX and AND, during the applicable term described in Section III.1(b) below, a royalty of 1% of Net Sales by NPTX of Manufactured Products coverd by a Valid Claim of a patent or patent application of the INVENTORS’ Patent. The royalty shall be paid up to $500,000 per year, per participant (total of 2% of Net Sales up to a $1,000,000 per year maximum payout for both Fox Chase Chemical Diversity Center, Inc. and Advanced Neural Dynamics, Inc., (the “CO-INVENTORS”). The combined Royalty Fee payable to the CO-INVENTORS shall not exceed two percent (2%) of Net Sales and limted to a maximum payout of One Million Dollars ($1,000,000) per year, and shall continue in force in perpetuity but shall discontinue immediately upon an outright sale of the technology and/or any Reversion which eliminates on going revenue streams to Neuropathix, Inc.

(b)               The obligation of NPTX to pay royalties on sales of Manufactured Products covered by a Valid Claim of a patent of the INVENTORS’ Patent Rights shall terminate on a country-by-country basis concurrently with the expiration or termination of the applicable Valid Claim under the INVENTORS’ Patent Rights in the country in which the product is manufactured, used, or sold. The obligation of NPTX to pay royalties on sales of Manufactured Products covered by a Valid Claim of a patent application of the INVENTORS’ Patent Rights shall terminate on a country-by-country basis concurrently with the withdrawal, cancellation, or disclaiming of the applicable Valid Claim under the INVENTORS’ Patent Rights in the country in which the product is manufactured, used, or sold.

(c)        In no event shall more than one royalty be due INVENTORS for any Assigned Product sold by NPTX.

(d)        Upon the expiration of the royalty obligations of Section III.1(a) in accordance with Section III.1(b) for all or any portion of the INVENTORS’ Patent Rights, the licenses granted pursuant to Section II.1 shall become, with respect to such INVENTORS’ Patent Rights and the INVENTORS’ Technology Rights, or portion thereof, fully paid.

III.2. Sublicense Fees.

NPTX shall pay to each of INVENTORS one percent (1.0%) of all upfront sublicense fees paid to NPTX on account of sublicenses under the INVENTORS’ Patent Rights and INVENTORS’ Technology.

III.3. Reversion and Milestone Payments.

NPTX shall pay to each of INVENTORS one percent (1%) of future milestone payments received in connection with monetization of AND-Fox Chase Intellectual Property, per participant. NPTX shall not pay more than the aggregate total of two percent (2%) of Reversion Rights for all INVENTORS. This includes receipt of payments by Neuropathix, Inc. from any third parties for option rights; initiation fees; milestone payments; up-front fees; minimum annual royalties (in absence of actual commercial royalty streams); up-front licensing rights; sales and marketing rights, or outright sale of the technology.

IV. Representations, Warranties, and Covenants

IV.1. Representations and Warranties of INVENTORS.

INVENTORS hereby represent and warrant that: (i) INVENTORS have the authority to grant to NPTX all of the rights granted hereunder; (ii) Except as subject to the Government Support Clause, INVENTORS own or control all rights to the INVENTORS’ Patent Rights and the INVENTORS’ Technology Rights; and (iii) INVENTORS are unaware of any rights superior to INVENTORS’ rights in the Drug Technology which would prevent NPTX from fully exercising the rights assigned to it herein.

IV.2. Covenant of NPTX.

NPTX, at its own expense hereby covenants and agrees to use reasonable efforts to develop, and obtain all necessary regulatory approvals and intellectual property protection for, and commercialize certain formulations which can be delivered to humans through Manufactured Products. In the event that NPTX breaches its obligations under this Section IV.2, NPTX shall not be liable for any damages or other compensation as a result thereof, and INVENTORS’ sole and exclusive remedy shall be the termination of this Royalty Agreement pursuant to Section VII.2.

V.        Intellectual Property Rights

V.1. Original Co-Ownership.

Subject ot the Government Support Clause, FOX and AND are co-owners of the entire right, title, and interest in and to all INVENTORS’ Patent Rights and INVENTORS’ Technology Rights subject to sale, transfer, assignment to NPTX pursuant to the IP Purchase Agreement dated November 30, 2020.

V.2. Right of NPTX to Prosecute Applications.

NPTX agrees that as part of the IP Purchase Agreement and during the term of this Royalty Agreement, NPTX shall provide INVENTORS with copies of all substantive communications to and from patent offices regarding applications or patents relating to the Drug Technology promptly after the receipt thereof. Copies of proposed substantive communications to such patent offices shall be provided to INVENTORS in sufficient time before the due date in order to enable INVENTORS an opportunity to comment on the content thereof. NPTX shall use reasonable efforts to incorporate INVENTORS’ comments into any substantive communications. INVENTORS shall timely notify NPTX (but in no event less than 30 days prior to the expiration of any priority rights period) if it intends not to seek patent protection on the Drug Technology in any country. INVENTORS’ shall have the right, at its expense and in NPTX’s name, to file, prosecute, maintain, and enforce in such country patents relating to the Drug Technology.

V.3. Assistance.

INVENTORS shall provide to NPTX or NPTX’s authorized attorneys, agents, or representatives reasonable assistance, as necessary for NPTX to exploit its right under Section V.2 to file, prosecute, maintain and enforce patent applications and patents. INVENTORS shall use its best efforts to have signed all legal documents necessary to file, prosecute, maintain, and enforce patent applications or patents at no charge to NPTX.

V.4. Infringement:

(a) Each Party shall promptly report in writing to each other Party during the term of this Royalty Agreement any: (i) known infringement or suspected infringement of any of the INVENTORS’ Patent Rights in the Field; or (ii) unauthorized use or misappropriation of the INVENTORS’ Technology Rights in the Field by a third party of which it becomes aware, and shall provide each other Party with all available evidence supporting said infringement, suspected infringement or unauthorized use or misappropriation. Within 30 days after INVENTORS become, or is made, aware of any of the foregoing, then INVENTORS shall notifiy NPTX. NPTX shall decide whether or not to initiate an infringement or other appropriate suit and shall advise INVENTORS of its decision in writing.

(b) At NPTX’s request, INVENTORS shall offer reasonable assistance to NPTX in connection therewith at no charge to NPTX except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. Without limiting the generality of the preceding sentence, INVENTORS shall cooperate fully in order to enable NPTX to institute any action hereunder. INVENTORS shall have the right to be represented in any such suit by its own counsel at its own expense.

VI. Confidential Information

VI.1. Treatment of Confidential Information.

Each Party hereto shall maintain the Confidential Information of the other party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Royalty Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure (except to the extent required to use or distribute Manufactured Products) of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sublicensees, or agents.

VI.2. Release from Restrictions.

The provisions of Section VI.1 shall not apply to any Confidential Information disclosed hereunder which:

(a) was known or used by the receiving Party prior to its date of disclosure to the receiving Party, as evidenced by the prior written records of the receiving Party; or

(b) either before or after the date of the disclosure to the receiving Party is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c) either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public, other than through the sale of Manufactured Products in the ordinary course, through no fault or omission on the part of the receiving Party or an affiliated party; or

(d) is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information; or

(e) is required to be disclosed by the receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations, provided that the receiving Party provides prior written notice of such disclosure to the other party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

VII. Termination

VII.1. Term.

This Royalty Agreement shall remain in effect in perpetuity or until terminated in accordance with the exhaustion of the commercial life of the Manufactured Products or the outright sale of the Manufactured Products.

VII.2. Termination for Breach.

NPTX shall be entitled to terminate this Royalty Agreement by written notice to INVENTORS in the event that INVENTORS shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by NPTX. INVENTORS shall be entitled to terminate this Royalty Agreement by written notice to NPTX in the event that NPTX shall be in default of any of its obligations hereunder and shall fail to remedy any such default within 60 days after notice thereof by INVENTORS. Upon termination of this Royalty Agreement pursuant to this Section VII.2, no Party shall be relieved of any obligations incurred prior to such termination.

VII.3. Survival of Obligations; Return of Confidential Information.

Notwithstanding any termination of this Royalty Agreement, the obligations of the Parties with respect to the protection and nondisclosure of Confidential Information (Article VI) and product liability indemnification (Section VIII.1), as well as any other provisions which by their nature are intended to survive any such termination, shall survive and continue to be enforceable. Upon any termination by NPTX pursuant to Section VII.2, the license granted pursuant to Section II.1 shall survive and shall be deemed full paid. Upon any termination of this Royalty Agreement pursuant to Section VII.2, each Party shall promptly return to each other Party all written Confidential Information, and all copies thereof, of such other Party.

VIII. Miscellaneous

VIII.1. Product Liability Indemnification.

NPTX (the “Manufacturing Party” or “Indemnifying Party”) shall defend the other Party (the “Indemnified Party”) at the Manufacturing Party’s cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the manufacture or design of the Manufactured Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Manufactured Products, claimed by reason of breach of warranty, negligence, product defect, or other similar cause of action, regardless of the form in which any such claim is made. The Party distributing the Manufactured Products under this Royalty Agreement (the “Distributing Party” or “Indemnifying Party”) shall defend the other Party (the “Indemnified Party”) at the Distributing Party’s cost and expense, and will indemnify and hold harmless the Indemnified Party, from and against any and all claims, losses, costs, damages, fees, or expenses arising out of or in connection with the commercialization, marketing or sale of the Manufactured Products (other than claims based on infringement or misappropriation), including, but not limited to, any actual or alleged injury, damage, death, or other consequence occurring to any legal or natural person or property, as a result, directly or indirectly, of the possession, use or consumption of any Manufactured Products, claimed by reason of breach of warranty, negligence, product defect or other similar cause of action, regardless of the form in which any such claim is made. In the event of any such claim against an Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim and the Indemnifying Party shall manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party and may, at its option and expense, be represented in any such action or proceeding. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written authorization.

VIII.2. Reports and Payments.

NPTX shall deliver to INVENTORS within 60 days after the end of each calendar quarter a written report showing its computation of royalties and sublicense fees due under this Royalty Agreement for such calendar quarter. Simultaneously with the delivery of each such report, NPTX shall tender payment of all amounts shown to be due thereon. The royalty payments and sublicense fees due on sales in currencies other than U.S. dollars shall be calculated using the appropriate exchange rate for such currency quoted by the Citibank foreign exchange desk on the close of business on the business day immediately preceding the date of such report. All amounts due under this Royalty Agreement shall be paid to INVENTORS in United States dollars (U.S. $) by wire transfer to an account in a United States bank designated by INVENTORS, or in such other form and/or manner as INVENTORS may reasonably request. During the term of this Royalty Agreement, INVENTORS shall have the right from time to time (not to exceed once during each calendar year) to have an independent certified public accountant inspect, during normal business hours, and upon reasonable advance notice (not less than 72 hours), such books, records and other supporting data of NPTX as may be necessary to verify NPTX’s computation of royalties and sublicense fees due under this Royalty Agreement.

VIII.3. Governing Law.

This Royalty Agreement shall be governed by and interpreted in accordance with the laws of the State of Pennsylvania.

VIII.4. Waiver.

The waiver by any Party of a breach or a default of any provision of this Royalty Agreement by any other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

VIII.5. Notices.

Any notice or other communication in connection with this Royalty Agreement must be in writing and if by mail, by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a notice actually received by the addressor.

If to FOX: Fox

Chase Chemical Diversity Center, Inc.

3805 Old Easton Road

Doylestown, PA 18902

c/o: Allen Reitz, CEO

Email: Areitz@fc-cdci.com

In to AND:

Advanced Neural Dynamics

3805 Old Easton Road

Doylestown, PA 18902

c/o Doug Brenneman, CEO

Email: dbrenneman@advneuraldynamics.com

If to NPTX:

Neuropathix, Inc.

3805 Old Easton Road

Doylestown, PA 18902

c/o: Dean Petkanas, CEO

Email: dean@neuropathix.co

VIII.6. No Agency.

Nothing herein shall be deemed to constitute NPTX, on the one hand, or INVENTORS, on the other hand, as the agent or representative of the other, or as joint venturers or partners for any purpose. Neither NPTX, on the one hand, nor INVENTORS, on the other hand, shall be responsible for the acts or omissions of the other. No Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from such other Party.

VIII.7. Entire Agreement.

This Royalty Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Royalty Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.

VIII.8. Headings.

The headings contained in this Royalty Agreement are for convenience of reference only and shall not be considered in construing this Royalty Agreement.

VIII.9. Severability.

In the event that any provision of this Royalty Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected.

VIII.10.        Assignment.

No Party to this Royalty Agreement may assign its rights or obligations hereunder without the prior written consent of each other Party; provided, however, that each Party may assign its rights and obligations hereunder without the prior written consent of the other Party in connection with the sale of all or substantially all of the business or assets of the assigning Party relating to the development, manufacture, use, or sale of Manufactured Products.

VIII.11.        Successors and Assigns.

This Royalty Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

VIII.12.        Counterparts.

This Royalty Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.

VIII.13.        Force Majeure.

No Party to this Royalty Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Royalty Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party.

VIII.14 . Publication

Other than the press release and 8-K SEC filings required to disclose any material agreement, including but not limited to the Binding Term Sheet signed by the Parties on November 17, 2020 and the corresponding press release and 8-K SEC filing, neither NPTX, AND or FOX will make any press release or other public disclosure regarding this Agreement or the transaction contemplated hereby without the other party’s express prior written consent, which consent shall not be unreasonably withheld by either party. Nothing contained herein shall obstruct NPTX from making any timely filing regarding any material agreement between the parties and, or as required under Laws or by any governmental agency, or by the rules of any stock exchange on the which the securities of the disclosing party are listed.  Notwithstanding the foregoing, NPTX, AND and FOX agree to issue a joint press release regarding the Agreement with wording to be mutually agreed upon.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the Parties hereto have caused this Royalty Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

NEUROPATHIX, INC.

/s/ Dean Petkanas

By: Dean Petkanas

Its: CEO

INVENTORS:

FOX CHASE CHEMICAL DIVERSITY CENTER, INC.

/s/ Akken B. Reitz

By: Allen B. Reitz, Ph.D.

Its: CEO

ADVANCED NEURAL DYNAMICS, INC.

 /s/ Douglas Brenneman

By: Douglas Brenneman, Ph.D.

Its: CEO

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SCHEDULE A

Patents and Patent Applications

(as outlined in EXHIBIT A – Schedule of Assets of the IP Purchase Agreement)

All patents, patents applications, trademarks, research and development materials including in issued patents, published patent applications or that are unpublished, and raw materials, including compounds in storage, comprised of the anti-seizure and neuroprotective compounds listed in the attached Excel spreadsheet entitled “AND-FCCDC Anticonvulsants 10 Dec 2020”, including, but not limited to, AND-257, AND-283, AND-287, AND-302, AND-363, AND-378, AND-380, AND-381, AND-383, AND-406, AND-407, and AND-408, also referenced in and by the following (the “Intellectual Property” or “IP”):

(a.)	Issued US Patent 8,609,849 B2 (Dec. 17, 2013) – “Novel Hydroxylated Sulfamides Exhibiting Neuroprotective Action and Their Method of Use”;

(b.)	Know-how, compounds, and strategy described in the following published and absondoned patent applications:

US 2012/0302546 A1 (Nov. 29 2012),

WO 2011/097337 A1 (Aug. 11, 2011),

US 2013/0253022 A1 (Sept. 26, 2013), and

WO 2012/074784 A2 (June 7, 2012).

(c.)	All technology and conceptions described in the attached strategy section of a Phase 2 SBIR grant application pertaining to the aforementioned body of Intellectual Property.

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EXHIBIT B – SCHEDULE ISSUANCE OF SHARES

Terms of Acquisition	Fox Chase Chemical Diversity Center, Inc. (“Fox Chase”)	Douglas Brenneman (“Brenneman”) / Advanced Neural Dynamics (“AND”)
Upfront Stock Grant in Consideration for the Sale of the Assets in Exhibit A

Fox Chase Chemical Diversity Center, Inc. Closing Date for issuance of shares to be scheduled on or before December 11, 2020, Fox Chase Chemical Diversity Center, Inc. shall be issued, 1,000,000 shares of Neuropathix, Inc. Common Stock, par value $.001 per share at a price of $.30 per share.

Brenneman-AND Initial Closing Date for issuance of shares to be scheduled on or about January 5, 2021, Brenneman-AND shall be issued such amount of shares as equal to the compliment of $60,000 divided by the average ten (10) day closing price of Neuropathix, Inc. Common Stock, par value $.001, prior to January 5, 2021 (the “Initial Installment Issuance”).

In no case will the Initial Installment Issuance price be a price below $.30 per share or higher than $.60 per share.

For subsequent closings, the share price for issuance of additional tranches of $60,000 (in year 2, 3, 4 and year 5) in value, will be determined by the average ten (10) day closing price of Neuropathix, Inc. Common Stock prior to each scheduled Installment Issuance Date. There will be no floor or ceiling in the range of price per share.

Schedule of Installments	Single Installment Issuance Date: on or before December 11, 2020.

Initial Installment Issuance Date: January 5, 2021.

Second Installment Issuance Date: January 4, 2022.

Third Installment Issuance Date: January 3, 2023.

Fourth Installment Issuance Date: January 2, 2024.

Fifth Installment Issuance Date: January 2, 2025.

Cash Payments to Offset Tax on Shares	None.	Fifteen Thousand Five Hundred Dollars ($15,000) in cash annually, payable in quarterly installments of Three Thousand One Seven Hundred Fifty ($3,750), payable on March 30; June 30; September 30 and December 31 of each year of an installment issuance (the “Quarterly Due Offset Payments”). Quarterly Due Offset payments are to be netted out against actual tax costs incurred based upon the issuance of Common Stock at a cost exceeding Doug Brenneman and/or AND’s basis.
Ten Percent (10%) Penalty For Failure to Pay Offset Fees	None.

In the event a Quarterly Due Offset Payment is not made within thirty (30) days of the due date of such Quarterly Due Offset Payment (“Offset Default”), the amount payable will be Four Thousand One Hundred Twenty Five Dollars ($4,125) in total for each such Offset Default.

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